Exhibit 99.1

Inergy Reports Second Quarter Results

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Management to Host Conference Call Today at 10 a.m. CT

Kansas City, MO (May 10, 2011) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the quarter ended March 31, 2011, the second quarter of fiscal 2011.

Inergy reported Adjusted EBITDA of $163.0 million for the quarter ended March 31, 2011, an increase of $8.4 million, or approximately 5%, from $154.6 million for the quarter ended March 31, 2010. Net income was $36.6 million for the quarter ended March 31, 2011, and $87.2 million in the same quarter of last year. Net income in the three months ended March 31, 2011, was impacted by $49.4 million in costs related to early extinguishment of debt in connection with Inergy’s refinancing as previously announced.

For the six-month period ended March 31, 2011, Adjusted EBITDA increased approximately 12% to $293.1 million from $260.7 million for the same prior-year period. Net income was $75.1 million for the six months ended March 31, 2011, and $133.0 million in the same prior-year period. Net income in the six months ended March 31, 2011, was impacted by $8.9 million of acquisition closing costs and $49.4 million in costs related to early extinguishment of debt.

“Our performance in the second quarter was mixed,” said John Sherman, President and CEO of Inergy. “The propane business faced a challenging operating environment producing results short of our expectations, while our midstream operations were right on track. Our major growth initiatives in core midstream markets continue to progress as expected, and we are well positioned to create long-term value. We remain intensely focused on returning the partnership to steady cash distribution growth on behalf of our investors.”

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.705 per limited partner unit ($2.82 annually) for the quarter ended March 31, 2011. The distribution will be paid on May 13, 2011.

Quarterly Results

In the quarter ended March 31, 2011, retail propane gallon sales were 129.7 million gallons compared to 147.2 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain items as discussed below, was $164.3 million for the quarter ended March 31, 2011, compared to $178.4 million for the quarter ended March 31, 2010, excluding certain non-cash charges of $0.1 million and $0.9 million, respectively. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $32.8 million in the quarter ended March 31, 2011, compared to $32.2 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $45.8 million for the quarter ended March 31, 2011, from $30.0 million for the same quarter in the prior year.

For the quarter ended March 31, 2011, operating and administrative expenses decreased to $81.7 million compared to $87.2 million in the same period of fiscal 2010.

Year-to-Date Results

For the six-month period ended March 31, 2011, there were 236.8 million retail propane gallons sold compared to 249.7 million gallons sold during the same period in the prior year. Retail propane gross profit, excluding certain items as discussed below, was $296.6 million for the six months ended March 31, 2011, compared to $288.4 million for the six months ended March 31, 2010, excluding certain non-cash gains of $0.3 million and $1.1 million, respectively. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $62.5 million in the six months ended March 31, 2011, compared to $62.9 million for the same prior-year period.

Gross profit from midstream operations increased to $88.3 million for the six months ended March 31, 2011, from $62.5 million in the prior year.

For the six months ended March 31, 2011, operating and administrative expenses increased to $166.2 million, inclusive of acquisition closing costs of $8.9 million, compared to $155.9 million in the same period of fiscal 2010.

Inergy, L.P. will conduct a live conference call and internet webcast today, May 10, 2011, to discuss results of operations for the second fiscal quarter of 2011 and its business outlook. The call will begin at 10 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 62891926.

About Inergy, L.P.

Inergy, L.P., with headquarters in Kansas City, MO, is a publicly traded master limited partnership. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The Company also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2011 and 2010

(in millions, except unit and per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenues:
Propane	$540.4	$551.5	$967.5	$923.8
Other	180.1	139.6	349.0	269.0

	720.5	691.1	1,316.5	1,192.8

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	366.7	368.2	655.1	620.5
Other	111.0	83.2	213.7	157.4

	477.7	451.4	868.8	777.9

Gross profit	242.8	239.7	447.7	414.9

Expenses:
Operating and administrative	81.7	87.2	166.2	155.9
Depreciation and amortization	47.4	40.1	93.8	77.2
Loss on disposal of assets	0.3	1.7	2.6	3.7

Operating income	113.4	110.7	185.1	178.1

Other income (expense):
Interest expense, net	(27.2)	(23.0)	(60.3)	(44.3)
Early extinguishment of debt (i)	(49.4)	—	(49.4)	—
Other income	—	0.1	0.1	0.1

Income before income taxes	36.8	87.8	75.5	133.9
Provision for income taxes	0.2	0.6	0.4	0.9

Net income	36.6	87.2	75.1	133.0
Net (income) loss attributable to non-controlling partners	—	(65.9)	28.2	(95.2)

Net income attributable to partners	$36.6	$21.3	$103.3	$37.8

Total limited partners’ interest in net income	$36.6	$21.3	$103.3	$37.8

Net income per limited partner unit:
Basic	$0.33	$0.60	$1.08	$1.07

Diluted	$0.30	$0.44	$0.96	$0.79

Weighted average limited partners’ units outstanding (in thousands):
Basic	109,797	35,655	95,553	35,477

Diluted	121,662	47,979	107,324	47,749

	(Unaudited)		(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Supplemental Information:
Retail gallons sold	129.7	147.2	236.8	249.7

Cash and cash equivalents			$18.5	$19.2

Outstanding debt:
Credit agreement:
Working capital facility			$4.5	$—
General Partnership facility			38.0	136.0
Term Loan			300.0	—
Senior unsecured notes			1,466.1	1,050.0
Fair value hedge adjustment on senior unsecured notes			(2.0)	4.8
Net bond/swap discount (e) (g)			(4.6)	(14.8)
ASC credit agreement			—	7.1
Other debt			20.4	24.7
Holdings Bank Facility			—	3.7
Holdings Term Loan			—	25.0

Total debt			$1,822.4	$1,236.5

Total partners’ capital			$1,086.6	$972.5

Limited partner units outstanding (in thousands):
Common units			109,888
Class B units (h)			11,764

Total Common and Class B limited partner units			121,652

EBITDA:
Net income attributable to partners	$36.6	$21.3	$103.3	$37.8
Interest of non-controlling partners in ASC’s consolidated ITDA (f)	—	(0.1)	—	(0.2)
Net income (loss) attributable to non-controlling partners in Inergy, L.P.	—	65.7	(28.2)	94.6
Interest expense, net	27.2	23.0	60.3	44.3
Early extinguishment of debt (i)	49.4	—	49.4	—
Provision for income taxes	0.2	0.6	0.4	0.9
Depreciation and amortization	47.4	40.1	93.8	77.2

EBITDA (a)	$160.8	$150.6	$279.0	$254.6
Non-cash (gain) loss on derivative contracts	0.1	0.9	(0.3)	(1.1)
Long-term incentive and equity compensation expense	1.5	1.4	2.9	3.5
Loss on disposal of assets	0.3	1.7	2.6	3.7
Transaction costs	0.3	—	8.9	—

Adjusted EBITDA (a)	$163.0	$154.6	$293.1	$260.7

Distributable cash flow:
Adjusted EBITDA (a)	$163.0	$154.6	$293.1	$260.7
Cash interest expense (b)	(25.7)	(21.8)	(57.1)	(41.9)
Maintenance capital expenditures (c)	(3.2)	(1.8)	(5.7)	(4.1)
Income tax expense	(0.2)	(0.6)	(0.4)	(0.9)

Distributable cash flow (d)	$133.9	$130.4	$229.9	$213.8

EBITDA:
Net cash provided by operating activities	$102.7	$90.9	$121.8	$140.0
Net changes in working capital balances	(2.9)	40.8	67.8	79.8
Non-cash early extinguishment of debt	(11.2)	—	(11.2)	—
Provision for doubtful accounts	(1.0)	(0.6)	(0.2)	0.3
Amortization of deferred financing costs and net bond discount	(1.8)	(1.8)	(3.8)	(3.7)
Unit-based compensation charges	(1.5)	(0.1)	(2.9)	(2.2)
Loss on disposal of assets	(0.3)	(1.7)	(2.6)	(3.7)
Interest of non-controlling partners in ASC’s consolidated EBITDA	—	(0.3)	—	(0.8)
Deferred income tax	—	(0.2)	—	(0.3)
Interest expense, net	27.2	23.0	60.3	44.3
Early extinguishment of debt (i)	49.4	—	49.4	—
Provision for income taxes	0.2	0.6	0.4	0.9

EBITDA	$160.8	$150.6	$279.0	$254.6
Non-cash (gain) loss on derivative contracts	0.1	0.9	(0.3)	(1.1)
Long-term incentive and equity compensation expense	1.5	1.4	2.9	3.5
Loss on disposal of assets	0.3	1.7	2.6	3.7
Transaction costs	0.3	—	8.9	—

Adjusted EBITDA	$163.0	$154.6	$293.1	$260.7

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.

(f)	ITDA – Interest, taxes, depreciation and amortization.

(g)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8  3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

(h)	The Class B units have similar rights and obligations of Inergy, L.P. common units except that the units will pay distributions in kind rather than in cash for a certain period of time. For a complete description of the Class B units, please see the Third Amended and Restated Agreement of Limited Partnership of Inergy, filed on Form 8-K on November 5, 2010.

(i)	The Company exercised its equity offerings redemption option in addition to a partial tender offer and redeemed 48% of its 2015 senior notes. Further, the Company tendered over 90% of both its 2014 and 2016 senior notes and the remaining amounts were redeemed in full. The loss associated with the above described transactions amounted to $49.4 million and was primarily related to the tender premium and the write-off of previously capitalized charges associated with the original issuance of the respective debt.